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                                                                    Exhibit 99.1


CONTACT AT THE COMPANY:
Audrey Tassinari, Executive Vice President or
Roy Keefer, Vice President and Chief Financial Officer
702/227-9800

FOR IMMEDIATE RELEASE
Thursday, September 28, 2000


AMERICAN VANTAGE COMPANIES ANNOUNCES CLOSURE OF WCW NITRO GRILL

LAS VEGAS, NEVADA --- American Vantage Companies (NASDAQ: AVCS) announced today that it will close the WCW Nitro Grill restaurant on September 30, 2000. The restaurant was an 88% owned venture operated by its wholly owned subsidiary, Sitka Restaurant Group, Inc. Karl Rogers, President of Sitka Restaurant Group, Inc. stated that "WCW Nitro Grill operations were less than anticipated and the closure is part of a corporate restructuring plan of the Company to divest itself of its non-core assets. Details of the closure are being coordinated between Sitka Restaurant Group, Inc., the Excalibur Hotel & Casino and World Championship Wrestling." The WCW Nitro Grill restaurant opened in June 1999. The Company will include the costs related to the closure in its financial statements for the fiscal year ended July 31, 2000.

American Vantage Companies is a diversified company which owns a 49% interest in the Border Grill, a restaurant in the Mandalay Bay Resort and Casino, located on the Las Vegas Strip in Las Vegas, Nevada. The Company owns an 80% interest in Placement 2000.Com, Inc., a New York company, developing web-based properties to enhance its traditional Information Technology recruiting business, and also owns 60 acres of land in North Las Vegas, Nevada, which is being held for resale or future development.

This press release may contain forward-looking statements, which are subject to risks and uncertainties, including the lack of the Company's experience in managing Internet businesses, the uncertain acceptance of the Internet, as well as the existing and potential competitors in the Internet business. The Company's actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential risk factors that could affect the Company's business and financial results are included in the Company's filings with the Securities and Exchange Commission. They can also be found on the Company's website at www.americanvantage.com and on the Securities and Exchange Commission's website at www.sec.gov.